Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-204118) of Telefónica, S.A. and in the related Prospectus of our reports dated February 23, 2017 with respect to the consolidated financial statements of Telefonica, S.A. and subsidiaries, and the effectiveness of internal control over financial reporting of Telefónica, S.A. included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young, S.L.

Madrid, Spain

February 23, 2017